UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – APRIL 26, 2011

ARDENT MINES LIMITED
(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

855-273-3686
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02.	Unregistered Sales of Equity Securities.

Issuances of Shares

Ardent Mines Limited (the “Company”) has executed five subscription agreements to sell a total of 556,000 shares of the Company’s Common Stock (the “Shares”) at a purchase price of $3.85 per share.  The Company has raised a total of $2,140,600 from the sale of an aggregate of 556,000 shares between April 26, 2011 and June 14, 2011.

All of the aforementioned stock issuance transactions were made with non-U.S. persons and were undertaken by the Company in reliance upon the exemption from securities registration of Regulation S of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

In connection with the sales of the Shares, the Company has also compensated Mobax Securities Limited for its services to the Company in connection with facilitating financing for the Company.  The Company has made grants of Common Stock Purchase Warrant to Mobax Securities Limited to purchase 51,600 shares of the Company’s common stock, with an exercise price of $3.85 per share.

The Company entered into an Introduction Agreement (the “Introduction Agreement”) dated as of December 15, 2010 regarding the identification of potential acquisitions of mining companies and/or mining rights with SV Commercial S.A. (the “Agent”).  The Introduction Agreement contemplated that the Agent would notify the Company of potential acquisitions that it believes are suitable for the Company.  Pursuant to the Introduction Agreement, the Company agreed to compensate the Agent through the issuance of 500,000 shares of the Company’s common stock in the event that certain acquisitions were made by the Company.  On May 4, 2011, the Company completed the acquisition of Gold Hills Mining Ltda., and the Company has subsequently issued 500,000 shares of the Company’s common stock to the Agent.

#         #        #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED

By:	/s/ Leonardo Alberto Riera
	Name:	Leonardo Alberto Riera
	Title:	President

Date: June 28, 2011